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                                                                    EXHIBIT 99.4

            Letter to Clients from DTC Participant or Other Custodian
                                    regarding

                                OFFER TO EXCHANGE

                  A combination of Subordinated Notes due 2012
                                       of
                              Banco Santander Chile
                        and a U.S. dollar amount in cash

                           for any and all outstanding
                         7% Subordinated Notes due 2007
                                       of
                              Banco Santander Chile

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     THE EXCHANGE OFFER WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON ,
   2003, UNLESS EXTENDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS (SUCH TIME, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION
         TIME"). TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.
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To Our Client:

     We are enclosing herewith a prospectus dated December , 2002, (the "Prospectus") of Banco Santander Chile (the "Bank") and a letter of transmittal (the "Letter of Transmittal"), that together with any amendments or supplements thereto collectively set forth the terms and conditions of the offer by the Bank (the "Exchange Offer") under the Securities Act of 1933, as amended (the "Securities Act"), to exchange a combination of up to US$300 million aggregate principal amount of the Bank's Subordinated Notes due July 18, 2012 (the "New Notes") plus a US dollar amount in cash (determined as set forth in the Prospectus under the heading "The Exchange Offer") for up to US$300 million aggregate principal amount of the Bank's 7% Subordinated Notes due July 18, 2007 ("Old Notes"), upon the terms and subject to the conditions of the Exchange Offer. As set forth in the Prospectus, the New Notes are identical in all material respects to the Old Notes, other than the maturity date and the interest rate. The interest rate on the New Notes will be determined based on the Benchmark Treasury Yields on the third business day prior to the Expiration Time. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Prospectus, disregarding whether they are capitalized therein.

     The enclosed material is being forwarded to you as the beneficial owner of Old Notes held by us for your account or benefit but not registered in your name. You may only exchange Old Notes we hold for your account or benefit by instructing us to do so. Upon receipt of your instructions to tender any principal amount of your Old Notes for exchange pursuant to the Exchange Offer, we (or the DTC Participant holding any such Old Notes on our behalf) will electronically transmit your acceptance of the Exchange Offer to DTC and cause DTC to make a book-entry transfer of such principal amount of Old Notes into the Exchange Agent's account at DTC, in accordance with DTC's procedure for such transfers. DTC will then verify the acceptance, execute a book-entry transfer to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering DTC Participant, which acknowledgement states that such DTC Participant has received and agrees to be bound by the Letter of Transmittal and that the Bank may enforce such Letter of Transmittal against such DTC Participant.

     The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender for exchange your beneficial ownership of Old Notes held by us for your account or benefit. If any other broker, dealer,

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commercial bank, trust company or other nominee holds on your behalf any Old
Notes you wish to exchange pursuant to the Exchange Offer, the Bank urges you to contact that institution in order to provide them with proper instructions to tender such Old Notes for exchange.

     If you wish to exchange any principal amount of Old Notes held by us for your account pursuant to the Exchange Offer, we request that you prepare and submit to us the enclosed "Instruction to DTC Participant or Other Custodian from Beneficial Owner," properly completed and executed. You should deliver your instructions to us with sufficient time to allow us to tender such principal amount of Old Notes by the Expiration Time.

     We also request that you confirm that we may, on your behalf, make the requests, representations and warranties contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner of Old Notes. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange any principal amount of your Old Notes and confirming that we may make the requests, representations and warranties contained in the Letter of Transmittal.

     Your attention is directed to the following:

     1. THE EXCHANGE OFFER WILL EXPIRE AT THE EXPIRATION TIME UNLESS THE OFFER IS EXTENDED.

     2. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Time. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

     3. Old Notes may be tendered only in principal amounts of at least US$5,000 and only in integral multiples of US$1,000.

     4. Tenders of Old Notes can only be made through DTC's Automated Tender Offer Program as described in the Prospectus and the Letter of Transmittal.

     The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Again, please note that the accompanying Letter of Transmittal is furnished to you ONLY for informational purposes, and may NOT be used by you to exchange Old Notes held by us and registered in our name for your account or benefit.

     Enclosed you should find the following documents:

     1.  Prospectus dated December      , 2002;

     2.  Letter of Transmittal; and

     3.  Form of Instruction to DTC Participant or Other Custodian.